UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number: 000-55416

SQL TECHNOLOGIES CORP.

(Exact name of registrant as specified in its charter)

4400 North Point Parkway, Suite 265, Alpharetta, GA 30022

(Address, including zip code, of principal executive offices)

Common Stock, no par value per share

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1) Rule 12g-4(a)(2) Rule 12h-3(b)(1)(i) Rule 12h-3(b)(1)(ii) Rule 15d-6	[X] [ ] [X] [ ] [ ]

Approximate number of holders of record as of the certification or notice date: 132

Pursuant to the requirements of the Securities Exchange Act of 1934, SQL Technologies Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

SQL TECHNOLOGIES CORP.

Date: March 27, 2019	By:	/s/ John P. Campi
John P. Campi
Chief Executive Officer